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                                                                    EXHIBIT 12.1
                     GLOBAL CROSSING LTD. AND SUBSIDIARIES
           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                 (in thousands)
                                  (unaudited)
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                                               Historical                                  Proforma
                          ---------------------------------------------------- --------------------------------
                                                             For the Period
                                                             March 19, 1997
                              Nine Months      Year Ended  (Date of Inception)     Nine Months      Year Ended
                          Ended September 30, December 31,   to December 31,   Ended September 30, December 31,
                                 1999             1998            1997                1999             1998
                          ------------------- ------------ ------------------- ------------------- ------------
FIXED CHARGES:
 Interest on debt and
 capitalized leases and
 amortization of
 deferred finance
 fees...................       $ 81,538         $ 42,880        $    --             $ 375,401       $ 450,092
 Interest element of
 rentals................            951              202               2               47,447          61,694
 Interest capitalized...         35,313           49,933             --                64,460          68,085
                               --------         --------        --------            ---------       ---------
   TOTAL................       $117,802         $ 93,015        $      2            $ 487,308       $ 579,871
                               ========         ========        ========            =========       =========
PREFERRED DIVIDENDS:
 Amount.................       $ 41,313         $ 12,681        $ 12,690            $ 142,140       $ 147,116
                               ========         ========        ========            =========       =========
 Gross up to pretax
 based on 42.22%
 effective tax rate
 (except for 1997
 information)...........       $ 71,501         $ 21,947        $ 12,690            $ 246,002       $ 254,614
                               ========         ========        ========            =========       =========
EARNINGS:
 Income before
 cumulative effect of
 change in accounting
 principle and
 extraordinary item.....       $158,636         $(68,194)       $   (160)           $(348,664)      $(631,004)
 Add back:
   Provision for income
   taxes................        110,055           33,067             --               152,827         139,522
   Equity in loss of
   affiliates...........          5,471            2,508             --                12,939          21,206
   Capitalized interest
   included in cost of
   capacity sold........         11,345            9,128             --                11,345           9,128
   Fixed charges less
   interest
   capitalized..........         82,489           43,082               2              422,848         511,786
                               --------         --------        --------            ---------       ---------
                               $367,996         $ 19,591        $   (158)           $ 251,295       $ 991,841
                               ========         ========        ========            =========       =========
RATIO OF EARNINGS TO
FIXED CHARGES...........           3.12x             --              --                   --              --
EXCESS OF FIXED CHARGES
OVER EARNINGS...........                        $(73,424)       $   (160)           $(236,063)      $(529,233)
RATIO OF EARNINGS TO
FIXED CHARGES AND
PREFERRED DIVIDENDS.....           1.94x             --              --                   --              --
EXCESS FIXED CHARGES AND
PREFERRED DIVIDENDS OVER
EARNINGS................                        $(95,371)       $(12,850)           $(482,065)      $(783,847)
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